Exhibit 10.29
Adoption of 2006 Incentive Compensation Plan
On March 24, 2006, the Board of Directors of AirNet, upon the recommendation of the Compensation Committee, adopted the 2006 Incentive Compensation Plan (the “2006 Incentive Plan”).
The purpose of the 2006 Incentive Plan is to promote the following goals of AirNet for the fiscal year ending on December 31, 2006 (“Fiscal 2006”) by providing incentive compensation to certain employees of AirNet and its subsidiaries:
•	Attaining designated levels of pre-tax income;

•	Improving cash flow and reducing debt;

•	Defining and executing plans to offset expected declines in Bank Services revenues;

•	Reducing the fixed cost structure of AirNet; and

•	Meeting high priority deadlines of AirNet.
Participants in the 2006 Incentive Plan include AirNet’s executive officers — Joel E. Biggerstaff (Chairman of the Board, Chief Executive Officer and President), Gary W. Qualmann (Chief Financial Officer, Treasurer and Secretary), Larry M. Glasscock, Jr. (Senior Vice President, Express Services), Jeffery B. Harris (Senior Vice President, Bank Services), Wynn D. Peterson (Senior Vice President, Jetride Services), Ray L. Druseikis (Controller and Principal Accounting Officer), Craig A. Leach (Vice President, Information Systems) — and certain department managers and department directors. As of the date of this Annual Report on Form 10-K, there were 47 participants in the 2006 Incentive Plan.
Payments under the 2006 Incentive Plan will be based upon a combination of AirNet’s pre-tax income for Fiscal 2006, the operating performance of AirNet’s Delivery Services and Passenger Charter Services business segments, and the achievement of personal goals assigned to each participant. The Compensation Committee approves personal goals for executive officers and reviews the personal goals for other participants. The personal goals approved by the Compensation Committee for each of the executive officers relate to specific business objectives related to general business operations (e.g., regulatory compliance, expense reductions, etc.) and each business segment (e.g., execution of specific contracts with customers and vendors, cost reductions, service improvements, etc.).
No incentive compensation will be paid under the 2006 Incentive Plan unless AirNet achieves a designated threshold level of pre-tax income for Fiscal 2006. Once the designated threshold level is achieved, the available incentive compensation payments will increase based upon predetermined pre-tax income levels until a maximum aggregate amount of $1.9 million in incentive compensation payments is reached. After the overall amount of incentive compensation is determined based upon AirNet’s pre-tax income for Fiscal 2006, incentive compensation will be allocated to individual participants based upon the following four factors: (i) level of pre-tax income attained by AirNet; (ii) level of contribution margin attained by Delivery Services as compared to certain predetermined levels; (iii) levels of contribution margin attained by Passenger Charter Services as compared to certain predetermined levels; and (iv) attainment of personal goals.
A participant’s maximum incentive compensation payment ranges from 20% to 100% of the participant’s base salary, depending upon such participant’s level of responsibility for achieving AirNet’s goals for Fiscal 2006. Twenty percent of each participant’s incentive compensation payments will be based upon the participant’s achievement of pre-established personal goals. The remaining 80% of each participant’s incentive compensation payment will be based upon a combination of the other three factors discussed above, which will be allocated to each participant based upon such participant’s overall responsibility for attaining the designated levels of AirNet’s pre-tax income and contribution margins for the Delivery Services and Passenger Charter Services business segments.
In the event the incentive compensation payments otherwise available for payment under the 2006 Incentive Plan based upon AirNet’s level of pre-tax income is not paid to certain participants as a result of those participants’ failure to attain their personal goals or AirNet’s failure to attain the predetermined levels of budgeted contribution margins in Delivery Services or Passenger Charter Services, such unpaid amounts may be awarded at the discretion of the Compensation Committee to participants in the 2006 Incentive Plan or to other employees of AirNet not participating in the 2006 Incentive Plan.

The maximum percentage of annual base salary that each of AirNet’s executive officers may receive as incentive compensation under the Incentive Plan is as follows: Joel E. Biggerstaff, 100%; Gary W. Qualmann, Larry M. Glasscock, Jr., Jeffrey B. Harris and Wynn D. Peterson, 75%; Ray L. Druseikis and Craig A. Leach, 50%.
Except for payments to the executive officers, payments under the 2006 Incentive Plan will be paid in quarterly payments commencing with the second quarter of Fiscal 2006 based upon AirNet’s year to date financial performance. Payments of incentive compensation to executive officers will be made in the first quarter of the fiscal year ending December 31, 2007 based upon AirNet’s performance and each executive officer’s performance for Fiscal 2006. In order to receive payment, a participant must be actively employed by AirNet at the time the payment is made. New employees who qualify for the 2006 Incentive Plan will be eligible to participate on the first day of the calendar quarter following their date of hire.
The Compensation Committee may amend, modify or terminate the 2006 Incentive Plan at any time.